Exhibit 99.1

AerSale Reports Second Quarter 2025 Results

Second Quarter 2025 Highlights

●	Revenue of $107.4 million versus $77.1 million in the prior year period.
●	GAAP net income of $8.6 million versus GAAP net loss of $3.6 million in the prior year period.
●	Adjusted net income[1] of $9.4 million versus adjusted net loss of $2.6 million in the prior year period.
●	Adjusted EBITDA[1] of $18.3 million versus $3.2 million in the prior year period.
●	Eight engines were sold in the second quarter of 2025, compared to five engines in the prior year period.
●	Feedstock acquisitions of $27.1 million and an additional $31.4 million under contract.
●	Available inventory of $388.3 million as of June 30, 2025.

MIAMI, Florida – AerSale Corporation (Nasdaq: ASLE) (“AerSale” or the “Company”) today reported results for the second quarter ended June 30, 2025. The Company’s revenue was $107.4 million, an increase of 39.3% from $77.1 million in the prior year. The increase in year-over-year revenue was primarily the result of more flight equipment sales during the period, which tend to be volatile quarter-to-quarter. In the current period, the Company sold $33.4 million of flight equipment, compared to $17.9 million in the prior-year period. Eight engines were sold in the second quarter of 2025 compared to five engines in the prior year period. Excluding1   flight equipment sales of $33.4 million, revenue increased 25.0% to $74.0 million in the second quarter of 2025, compared to $59.2 million in the second quarter of 2024 (excluding flight equipment sales of $17.9 million), driven by strong commercial demand for Used Serviceable Material (“USM”) and AerSafe™ products, along with additional contributions from the engine leasing portfolio and landing gear solutions. As a reminder to investors, the Company’s revenue is likely to fluctuate from quarter-to-quarter and year-to-year based on flight equipment sales, and therefore, progress should be monitored based on USM sales, as well as maintenance, repair and overhaul (“MRO”) activity, and our ability to acquire feedstock.

Nick Finazzo, AerSale’s Chief Executive Officer, commented, “We delivered encouraging results in the second quarter, with revenue increasing 39.3% to $107.4 million, driven by flight equipment sales and continued strength in our core business activities. Our strategic focus on monetizing flight equipment and expanding our service offerings has yielded significant improvement in adjusted EBITDA to $18.3 million from $3.2 million in the prior year period. The growth in our Asset Management Solutions segment and the ongoing commercial demand for USM parts demonstrate the effectiveness of our business model.”

Finazzo added, “Looking ahead, we remain well-positioned to capitalize on market opportunities with our strong inventory position and expanded operational capabilities as we continue to execute on our strategic initiatives through 2025.”

Asset Management Solutions revenue in the second quarter of 2025 increased to $76.3 million compared to $41.8 million in the second quarter of 2024, due to higher flight equipment sales, strong USM demand, and a more robust leasing portfolio. Excluding flight equipment sales of $33.4 million, which are volatile, Asset Management Solutions sales were up 79.5% year-over-year to $42.9 million versus $23.9 million (excluding flight equipment sales of $17.9 million) in the prior year period, driven by USM volume and higher leasing. Flight equipment sales also benefitted in the quarter from two engines that were scheduled to deliver in the first quarter of 2025 that moved into the second quarter of 2025.

TechOps revenue in the second quarter of 2025 decreased 11.9% to $31.1 million from $35.3 million in the second quarter of 2024.  Lower revenue was attributable to the conclusion of a significant customer contract at the Company’s Goodyear, Arizona facility and the transition of the Roswell, New Mexico facility from providing heavy maintenance to performing storage and decommission. The decline in heavy MRO was partially offset by new short-term contracts awarded at the Goodyear facility and higher service revenues from

1 Adjusted net income (loss), adjusted EBITDA and adjusted diluted earnings (loss) per share and revenue excluding flight equipment sales are non-GAAP measures. See “Non-GAAP Financial Measures” and “Adjusted EBITDA, Net Income and Diluted EPS Reconciliation Table” at the end of this press release for a discussion of why we believe these non-GAAP measures are useful and a detailed reconciliation of these measures to the most directly comparable GAAP (Generally Accepted Accounting Principles) measure, respectively.

the Company’s aerostructures and landing gear MROs, as well as its engineered solutions product, AerSafe™.

Gross margin was 32.9% in the second quarter of 2025 versus 28.2% in the same period last year due to mix, higher overall volume and cost controls.

Selling, general, and administrative expenses were $22.8 million in the second quarter of 2025 versus $23.6 million in the second quarter of 2024. AerSale incurred $0.7 million of share-based compensation expense in the second quarter of 2025, versus $1.1 million in the second quarter of 2024. Lower SG&A expense compared to the prior-year period despite higher revenue reflects cost reduction efforts taken over the past 12 months.

Income from operations was $12.5 million in the second quarter of 2025 compared to loss from operations of $1.9 million in the second quarter of 2024.

Income tax expense was $1.8 million in the second quarter of 2025, compared to an income tax expense of $0.5 million in the second quarter of 2024.

GAAP net income for the second quarter of 2025 was $8.6 million, compared to GAAP net loss of $3.6 million in the prior year period. AerSale recognized a mark-to-market adjustment income of $0.1 million related to the private warrant liability, $0.7 million of share-based compensation expenses within payroll expenses, and $0.4 million in facility relocation costs during the second quarter of 2025. Excluding these non-cash and unusual items adjusted for tax, adjusted net income was $9.4 million in the second quarter of 2025, compared to adjusted net loss of $2.6 million in the second quarter of 2024.

Diluted earnings per share was $0.18 for the second quarter of 2025 and diluted loss per share was $0.07 in the second quarter of 2024. Adjusted for the non-cash and unusual items noted above, adjusted diluted earnings per share was $0.20 for the second quarter of 2025 compared to adjusted diluted loss per share of $0.05 in the second quarter of 2024.

Adjusted EBITDA in the second quarter of 2025 was $18.3 million versus $3.2 million in the second quarter of 2024. This increase reflected the broad based growth across the company, and stronger cost controls.

AerSale ended the quarter with $68.8 million of liquidity consisting of $5.7 million of cash and cash equivalents and available capacity of $63.1 million on its $180 million revolving credit facility, expandable to $200 million, subject to conditions and the availability of lender commitments and borrowing base liabilities. Cash provided in operating activities was $19.8 million for the three months ended June 30, 2025, primarily due to strong USM and flight equipment sales that offset new investments in inventory as the Company closed on acquisitions awarded during the prior year.

Conference Call Information

The Company will host a conference call today, August 6, 2025, at 4:30 pm Eastern Time to discuss these results. A live webcast will also be available at https://ir.aersale.com/news-events/events. Participants may access the call at 1-844-676-3010, international callers may use 1-412-634-6873, and request to join the AerSale Corporation earnings call.

A telephonic replay will be available shortly after the conclusion of the call and until August 20, 2025. Participants may access the replay at 1-844-512-2921, international callers may use 1-412-317-6671 and enter access code 10200716. An archived replay of the call will also be available on the Investors portion of the AerSale website at https://ir.aersale.com/.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures, including adjusted EBITDA, adjusted net income (loss), and adjusted diluted earnings (loss) per share. AerSale defines adjusted EBITDA as net income (loss) after giving effect to interest expense, depreciation and amortization, income tax expense (benefit), and other non-recurring or unusual items. Adjusted net income (loss) is defined as net income (loss) after giving effect to mark-to-market adjustments relating to our private warrants, share-based compensation expense and other non-recurring or unusual items. Adjusted diluted earnings (loss) per share also exclude these material non-

recurring or unusual items.

AerSale believes these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to AerSale’s financial condition and results of operations. AerSale’s management uses certain of these non-GAAP measures to compare AerSale’s performance to that of prior periods for trend analyses and for budgeting and planning purposes. These non-GAAP measures should not be construed as an alternative to net income (loss) or net income (loss) margin as an indicator of operating performance or as an alternative to cash flow provided by (used in) operating activities as a measure of liquidity (each as determined in accordance with GAAP).

This press release also includes revenue excluding flight equipment sales, which is a non-GAAP measure, to remove the impact of volatility on AerSale’s total revenue and Asset Management Solutions segment revenue. AerSale believes presenting revenue without flight equipment sales is useful because it allows a meaningful comparison of revenue from period to period by eliminating the volatile nature of whole asset sales. However, revenue excluding flight equipment sales should not be considered in isolation or as an alternative to revenue calculated and presented in accordance with GAAP.

You should review AerSale’s financial statements and not rely on any single financial measure to evaluate AerSale’s business. Other companies may calculate adjusted EBITDA, adjusted net income, or adjusted diluted earnings per share differently, and therefore AerSale’s adjusted EBITDA, adjusted net income (loss), or adjusted diluted earnings (loss) per share measures may not be directly comparable to similarly titled measures of other companies.

Reconciliations of net income (loss), the Company’s closest GAAP measure, to adjusted EBITDA, adjusted net income (loss), and adjusted diluted earnings (loss) per share, are outlined in the tables below following the Company’s condensed consolidated financial statements.

Second Quarter 2025 Financial Results

AERSALE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue:
Products	$74,589	$43,298	$111,711	$104,908
Leasing	8,231	4,286	15,732	7,368
Services	24,562	29,517	45,715	55,365
Total revenue	107,382	77,101	173,158	167,641
Cost of sales and operating expenses:
Cost of products	50,630	28,531	78,269	68,150
Cost of leasing	2,651	1,894	5,659	3,087
Cost of services	18,764	24,956	35,928	45,888
Total cost of sales	72,045	55,381	119,856	117,125
Gross profit	35,337	21,720	53,302	50,516
Selling, general and administrative expenses	22,823	23,572	47,435	47,705
Income (loss) from operations	12,514	(1,852)	5,867	2,811
Other (expense) income:
Interest expense, net	(2,452)	(1,528)	(3,633)	(2,463)
Other income, net	134	102	2,022	271
Change in fair value of warrant liability	131	138	74	2,117
Total other expense, net	(2,187)	(1,288)	(1,537)	(75)
Income (loss) before income tax provision	10,327	(3,140)	4,330	2,736
Income tax expense	(1,752)	(497)	(1,032)	(96)
Net income (loss)	$8,575	$(3,637)	$3,298	$2,640

Earnings (loss) per share:
Basic	$0.18	$(0.07)	$0.07	$0.05
Diluted	$0.18	$(0.07)	$0.07	$0.05
Weighted average shares outstanding:
Basic	46,914,100	53,029,359	49,596,045	53,010,425
Diluted	47,092,413	53,029,359	49,782,764	53,111,439

AERSALE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheet

(in thousands, except share data)

(Unaudited)

	June 30,	December 31,
	2025	2024
Current assets:
Cash and cash equivalents	$5,747	$4,698
Accounts receivable, net of allowance for credit losses of $1,173 as of June 30, 2025 and December 31, 2024	44,533	34,646
Income tax receivable	1,982	1,994
Inventory:
Aircraft, airframes, engines, and parts, net	257,506	224,832
Advance vendor payments	4,897	6,803
Deposits, prepaid expenses, and other current assets	11,837	11,057
Total current assets	326,502	284,030
Fixed assets:
Aircraft and engines held for lease, net	66,708	67,847
Property and equipment, net	41,634	36,331
Inventory:
Aircraft, airframes, engines, and parts, net	130,797	130,958
Operating lease right-of-use assets	30,761	33,105
Deferred income taxes	9,161	10,171
Deferred financing costs, net	1,219	1,296
Other assets	588	595
Goodwill	19,860	19,860
Other intangible assets, net	19,441	20,530
Total assets	$646,671	$604,723

Current liabilities:
Accounts payable	$35,013	$34,184
Accrued expenses	10,075	7,400
Lessee and customer purchase deposits	3,660	1,734
Current operating lease liabilities	4,562	4,356
Current portion of long-term debt	825	605
Deferred revenue	1,630	1,781
Deferred insurance proceeds	28,610	24,910
Total current liabilities	84,375	74,970
Revolving credit facility	114,509	39,235
Long-term debt	907	1,209
Long-term lease deposits	2,627	2,987
Long-term operating lease liabilities	28,119	30,565
Maintenance deposit payments and other liabilities	211	52
Warrant liability	11	85
Total liabilities	230,759	149,103
Stockholders’ equity:
Common stock, $0.0001 par value. Authorized 200,000,000 shares; issued and outstanding 47,093,869 and 53,252,563 shares as of June 30, 2025 and December 31, 2024	5	5
Additional paid-in capital	273,487	316,493
Retained earnings	142,420	139,122
Total stockholders' equity	415,912	455,620
Total liabilities and stockholders’ equity	$646,671	$604,723

AERSALE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net income	$3,298	$2,640
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	9,471	6,434
Amortization of debt issuance costs	191	164
Amortization of operating lease assets	104	79
Inventory reserve	1,579	627
Deferred income taxes	1,010	171
Change in fair value of warrant liability	(74)	(2,117)
Share-based compensation	1,828	1,943
Changes in operating assets and liabilities:
Accounts receivable	(9,887)	(6,027)
Income tax receivable	12	(72)
Inventory	(42,878)	(56,566)
Deposits, prepaid expenses, and other current assets	(780)	(5,110)
Other assets	7	(543)
Advance vendor payments	1,906	22,167
Accounts payable	829	(509)
Accrued expenses	2,675	795
Deferred revenue	(151)	(712)
Lessee and customer purchase deposits	1,566	(158)
Deferred insurance proceeds	3,700	-
Other liabilities	158	(6)
Net cash used in operating activities	(25,436)	(36,800)
Cash flows from investing activities:
Proceeds from sale of assets	1,750	3,800
Acquisition of aircraft and engines held for lease, including capitalized cost	(1,922)	(5,610)
Purchase of property and equipment	(3,587)	(7,190)
Net cash used in investing activities	(3,759)	(9,000)
Cash flows from financing activities:
Proceeds from long-term debt	220	615
Repayments of long-term debt	(302)	(8,559)
Proceeds from revolving credit facility	195,874	106,936
Repayments of revolving credit facility	(120,600)	(54,981)
Payments of debt issuance costs	(114)	-
Purchase of treasury stock	(45,000)	-
Proceeds from the issuance of Employee Stock Purchase Plan shares	195	325
Taxes paid related to net share settlement of equity awards	(29)	(124)
Net cash provided by financing activities	30,244	44,212

Increase (decrease) in cash and cash equivalents	1,049	(1,588)
Cash and cash equivalents, beginning of period	4,698	5,873
Cash and cash equivalents, end of period	$5,747	$4,285

Supplemental disclosure of cash activities
Income tax payments, net	$165	$73
Interest paid	$3,462	$2,435
Supplemental disclosure of noncash investing activities
Reclassification of aircraft, airframes, engines, and parts inventory to aircraft and engines held for lease, net	$2,583	$2,494
Reclassification of aircraft, airframes, engines, and parts inventory to property and equipment	$4,454	$-

AERSALE CORPORATION AND SUBSIDIARIES

Adjusted EBITDA, Net Income and Basic/Diluted EPS Reconciliation Table

(in thousands, except per and percentage share data)

(Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
		% of Total		% of Total		% of Total		% of Total
	2025	Revenue	2024	Revenue	2025	Revenue	2024	Revenue
Reported net income (loss)	$ 8,575	8.0%	$ (3,637)	(4.7%)	$ 3,298	1.9%	$ 2,640	1.6%
Addbacks:
Change in fair value of warrant liability	$ (131)	(0.1%)	(138)	(0.2%)	(74)	(0.0%)	(2,117)	(1.3%)
Share-based compensation	$ 668	0.6%	1,144	1.5%	1,828	1.1%	1,943	1.2%
Payroll taxes related to share-based compensation	-	-	-	-	18	0.0%	36	0.0%
Inventory write-off	-	-	(237)	(0.3%)	-	-	(237)	(0.1%)
Secondary offering costs	-	-	-	0.0%	-	-	55	0.0%
Facility relocation costs	$ 409	0.4%	364	0.5%	767	0.4%	824	0.5%
Restructuring costs	$ 18	0.0%	-	-	1,072	0.6%	-	-
Legal settlement	-	-	-	-	400	0.2%	-	-
Income tax effect of adjusting items (1)	$ (102)	(0.1%)	(87)	(0.1%)	(537)	(0.3%)	(211)	(0.1%)
Adjusted net income	$ 9,437	8.8%	(2,591)	(3.3%)	6,772	3.9%	2,933	1.7%
Interest expense, net	2,452	2.3%	1,528	2.0%	3,633	2.1%	2,463	1.5%
Income tax expense	1,752	1.6%	497	0.6%	1,032	0.6%	96	0.1%
Depreciation and amortization	4,528	4.2%	3,655	4.7%	9,471	5.5%	6,434	3.8%
Reversal of income tax effect of adjusting items (1)	102	0.1%	87	0.1%	537	0.3%	211	0.1%
Adjusted EBITDA	$ 18,271	17.0%	$ 3,176	4.1%	$ 21,445	12.4%	$ 12,137	7.3%

Reported basic earnings (loss) per share	$ 0.18		($ 0.07)		$ 0.07		$ 0.05
Addbacks:
Change in fair value of warrant liability	(0.00)		(0.00)		(0.00)		(0.04)
Share-based compensation	0.01		0.02		0.04		0.04
Payroll taxes related to share-based compensation	-		-		0.00		0.00
Inventory write-off	-		(0.00)		-		(0.00)
Secondary offering costs	-		-		-		0.00
Facility relocation costs	0.01		0.01		0.02		0.02
Restructuring costs	0.00		-		0.02		-
Legal settlement	-		-		0.01		-
Income tax effect of adjusting items	(0.00)		(0.00)		(0.01)		(0.00)
Adjusted basic earnings (loss) per share	$ 0.20		($ 0.05)		$ 0.14		$ 0.06

Reported diluted earnings (loss) per share	$ 0.18		($ 0.07)		$ 0.07		$ 0.05
Addbacks:
Change in fair value of warrant liability	(0.00)		(0.00)		(0.00)		(0.04)
Share-based compensation	0.01		0.02		0.04		0.04
Payroll taxes related to share-based compensation	-		-		0.00		0.00
Inventory write-off	-		(0.00)		-		(0.00)
Secondary offering costs	-		0.00		-		0.00
Facility relocation costs	0.01		0.01		0.02		0.02
Restructuring costs	0.00		-		0.02		-
Legal settlement	-		-		0.01		-
Income tax effect of adjusting items	(0.00)		(0.00)		(0.01)		(0.00)
Adjusted diluted earnings (loss) per share	$ 0.20		($ 0.05)		$ 0.14		$ 0.06

(1) The income tax effect of current period adjusting items is calculated at the Company's applicable statutory rate of 21% after considering federal and state tax rates.

Forward Looking Statements

This press release includes “forward-looking statements”. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this press release may constitute forward-looking statements, and include, but are not limited to, statements regarding our anticipated financial performance, including anticipations regarding greater demand for AerSale’s USM business and MRO services; expectations regarding expansion projects; expectations regarding improving lease pool, feedstock and commercial demand; anticipated demand for AerSafe™ products; our belief that we are well positioned to take advantage of the current market dynamic; our belief that we are well positioned to take advantage of asset availability; our growth trajectory; the expected operating capacity of our MRO facilities and demand for such services; the sufficiency of our liquidity; and expected benefits from an improving backdrop in commercial aerospace, and end markets; AerSale’s actual results may differ from our expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” or the negative of these or other similar expressions are intended to identify such forward-looking statements. The forward-looking statements in this press release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. You should carefully consider the foregoing factors and the other risks and uncertainties described in the Risk Factors, and Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC"), and its other filings with the SEC, including its subsequent quarterly reports on Form 10-Q. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties.

Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements and we qualify all of our forward-looking statements by these cautionary statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

About AerSale

AerSale serves airlines operating large jets manufactured by Boeing, Airbus and McDonnell Douglas and is dedicated to providing integrated aftermarket services and products designed to help aircraft owners and operators to realize significant savings in the operation, maintenance and monetization of their aircraft, engines, and components. AerSale’s offerings include: Aircraft & Component MRO, Aircraft and Engine Sales and Leasing, Used Serviceable Material sales, and internally developed ‘Engineered Solutions’ to enhance aircraft performance and operating economics (e.g. AerSafe™, AerTrak™, and AerAware™).

Media Contacts:

For more information about AerSale, please visit our website: www.AerSale.com.

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AerSale: Jackie Carlon

Telephone: (305) 764- 2000

Email: media.relations@aersale.com

Investor Contact:

AerSale: AersaleIR@icrinc.com